Exhibit (d)(2)

Execution Version

Pluralsight, Inc.

182 North Union Avenue

Farmington, Utah 84025

October 6, 2020

CONFIDENTIAL

Vista Equity Partners Management, LLC

Four Embarcadero Center, Suite 2000

San Francisco, CA 94111 Attn: Adrian Alonso

Ladies and Gentlemen:

1. In connection with the consideration by Pluralsight, Inc. (together with its subsidiaries, “Company”) and Vista Equity Partners Management, LLC (“Counterparty”) of a possible negotiated strategic transaction between Company and Counterparty (any such transaction, a “Potential Transaction”), each party is prepared to furnish to the other party (each disclosing party, a “Disclosing Party,” and each receiving party, a “Receiving Party”) certain confidential and proprietary information to permit the other party to evaluate the merits of, and negotiate, finance and consummate, a Potential Transaction (the “Permitted Purpose”). In consideration of, and as a condition to, such confidential and proprietary information being provided to the Receiving Party, the Receiving Party agrees to (a) hold all Evaluation Material (as defined below) that is provided or made available to the Receiving Party in accordance with the provisions of this letter agreement (this “Agreement”) and (b) take or abstain from taking certain other actions specified in this Agreement.

2. As used in this Agreement, the term “Evaluation Material” means all information concerning the Disclosing Party, whether oral, written, graphic, photographic or electronic furnished on or after the date of this Agreement to the Receiving Party or the Receiving Party’s Affiliates (as defined below) and its and their respective directors, managers, officers, employees, accountants, financial advisors, consultants and legal counsel (all such persons and entities, collectively as to either party and in each case, solely to the extent that such persons or entities receive Evaluation Material from or on behalf of the Receiving Party, “Representatives”) by the Disclosing Party or its Representatives, and all notes, reports, analyses, compilations, valuations, studies and other materials prepared by the Receiving Party or its Representatives (in whatever form maintained, whether documentary, electronic or otherwise) to the extent containing, reflecting or based upon, in whole or in part, any such information or reflecting such party’s review or view of, or interest in, the Disclosing Party, a Potential Transaction or the Evaluation Material. It is understood and agreed that any Person (as defined below) who is a potential source of, or may provide, equity, debt or any other type of financing for a Potential Transaction will not be deemed to be a Representative of Counterparty unless agreed to in writing by Company (email being sufficient).

3. As used in this Agreement, the term “Evaluation Material” does not include information that the Receiving Party demonstrates (a) is or has become generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives in violation of this Agreement; (b) is or has become available to the Receiving Party or its Representatives on a non-confidential basis from a source other than the Disclosing Party or its Representatives, which source is not known by the Receiving Party to be subject to a contractual, legal or fiduciary obligation to the Disclosing Party prohibiting such disclosure, in each case as evidenced by the written records of the Receiving Party or its Representatives; (c) is already in the Receiving Party’s possession, provided that such information is not known by the Receiving Party or its Representatives to be subject to another confidentiality agreement with the Disclosing Party or other confidentiality restrictions; or (d) was independently developed by the Receiving Party or its Representatives without reference to the Evaluation Material.

4. As used in this Agreement, (a) “Affiliate” of any Person means any other Person that directly, or indirectly through one or more intermediates, controls, is controlled by or is under common control with such Person (for purposes of this definition, the term “control,” and the correlative meanings of the terms “controlled by” and “under common control with,” as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of securities, by management agreement or other contract, through a general partner, limited partner or trustee relationship, or otherwise); and (b) “Person” will be broadly interpreted to include, without limitation, the media and any individual, corporation, company, partnership, limited liability company, trust, association, joint venture, governmental or regulatory agency or body, or other entity, group or individual. Notwithstanding the foregoing, Affiliates of Counterparty shall only be deemed to be Representatives subject to this Agreement if Counterparty has shared (or directed the Disclosing Party to share) Evaluation Material or Transaction Information with such Affiliate. Moreover, the possession or knowledge of Evaluation Material and/or Transaction Information by Counterparty or by any of its directors, officers, employees, or consultants who serves on an affiliated company’s board or governing body or is otherwise affiliated with or employed by such affiliated company (such person, an “Investment Professional”) shall not, solely for that reason, be deemed to be imputed to such affiliated company so long as Counterparty or any such Investment Professional does not directly or indirectly (through an intermediary) furnish or provide access to any Evaluation Material or Transaction Information to the other directors, officers, employees, or consultants (other than another Investment Professional) of such affiliated company and otherwise complies with the applicable provisions of this Agreement.

5. Except to the extent expressly permitted by paragraph 6 or paragraph 7, the Receiving Party and its Representatives will (a) keep the Evaluation Material and Transaction Information (as defined below) confidential; and (b) not disclose any Evaluation Material or Transaction Information, in whole or in part, to any Person other than those Representatives of the Receiving Party who have a good faith need to know such information for the Permitted Purpose and who are informed by the Receiving Party of the confidential nature of the Evaluation Material and Transaction Information and agree to keep such information confidential. The Receiving Party will not, and will direct its Representatives not to, use Evaluation Material, directly or indirectly, for any purpose other than the Permitted Purpose. Each party agrees to undertake commercially reasonable precautions to safeguard and protect the confidentiality of Evaluation Material and Transaction Information. In addition to any remedies that a party may have against the other party’s Representatives for violations or threatened violations of this Agreement, each party will be directly responsible for any violations by any of its Representatives of the terms of this Agreement applicable to such Representatives, except that a party will not be liable for violations by any Representative that executes a separate confidentiality agreement with the other party relating to a Potential Transaction.

6. Except to the extent expressly permitted by paragraph 7, no party or its Representatives will disclose to any Person (other than such party’s Representatives) any information regarding a Potential Transaction (such information, “Transaction Information”). Transaction Information includes, without limitation, (a) the fact that discussions or negotiations are taking place concerning a Potential Transaction, including, without limitation, the status thereof or the termination of discussions or negotiations; (b) any of the terms, conditions, timing or purpose of a Potential Transaction; (c) that this Agreement exists or the terms of this Agreement; or (d) that Evaluation Material has been made available to such party or its Representatives or that such party or its Representatives have reviewed any Evaluation Material or attended any meetings with the other party or its Representatives or conducted any other form of due diligence. Notwithstanding anything to the contrary in this Agreement, Company will not be (i) prohibited from making any legally required public disclosures regarding the existence of the solicitation or negotiation of a possible strategic transaction involving Company so long as, in such disclosure, Company does not specifically identify Counterparty or the specific terms of its discussions or negotiations with Counterparty; or (ii) prohibited from making any legally required public disclosures regarding the terms of any proposal that is submitted by Counterparty to the Board of Directors of Company (the “Board”) following Company’s entry into, and public announcement of, a definitive agreement with a third party to effect a strategic transaction involving Company (and, for the avoidance of doubt, such proposal and the making of such proposal will not be considered to be Transaction Information), so long as, in such disclosure, Company or the Board does not specifically identify Counterparty (provided that, subject to Company’s compliance with clauses (i) and (ii) of the first sentence of paragraph 7, Company or the Board may identify Counterparty as required by applicable law, rule or regulation (including the rules and regulations of any stock exchange on which Company’s securities are listed or self-regulatory organization)).

7. Notwithstanding anything to the contrary in this Agreement, if the Receiving Party or any of its Representatives is expressly required by (a) applicable law, rule or regulation (including the rules and regulations of any stock exchange on which the Receiving Party’s securities are listed or self-regulatory organization); (b) the terms of a valid and effective subpoena, interrogatory, civil investigative demand or similar legal process; or (c) an order of a court, government or governmental agency or authority to disclose any Evaluation Material or Transaction Information, then the Receiving Party agrees to, and will direct its Representatives to, (i) promptly notify the Disclosing Party in writing of the existence, terms and circumstances surrounding such requirement to the extent practicable and legally permissible and unless prohibited by such court, government or governmental agency or authority; (ii) consult, to the extent practicable and legally permissible, with the Disclosing Party (at the Disclosing Party’s own expense) on the advisability of taking legally available steps to resist or narrow such requirement; and (iii) if disclosure of such information is required, furnish only that portion of the Evaluation Material, Transaction Information or other information that, in the good faith judgment of the Receiving Party or its Representative, the Receiving Party or its Representative is required to disclose by applicable law, rule or regulation. Notwithstanding anything to the contrary in this Agreement, either party or any of its Representatives may disclose Evaluation

Material to the extent necessary to defend any litigation, claim or cause of action brought against such party or any of its Representatives by the other party relating to a Potential Transaction, it being understood that the party making such disclosure will use its reasonable best efforts to preserve the confidentiality of the Evaluation Material being disclosed or otherwise made available, including, without limitation, by using its reasonable best efforts to cooperate with the other party, at the other party’s sole expense, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to the Evaluation Material or Transaction Information. Notwithstanding anything to the contrary in this Agreement, the Receiving Party and its Representatives shall be permitted to disclose any Evaluation Material without notice pursuant to an ordinary course examination by a regulator, bank examiner or self-regulatory organization, in each case, solely to the extent that such ordinary course examination is not directed at Company, the Evaluation Material or the Disclosing Party.

8. It is understood that, without the prior written consent of Company (email being sufficient), Counterparty and its Representatives will not after the date of this Agreement, directly or indirectly, (a) contact any third party who may provide equity, debt or any other type of financing for a Potential Transaction to discuss a Potential Transaction in any manner whatsoever (including, without limitation, on a confidential or “no names” basis) or disclose any Evaluation Material or Transaction Information to any such third party; or (b) except as permitted by this Agreement, contact or communicate with any Person (including, without limitation, any stockholder, director, officer, employee, Affiliate, customer or supplier of Company) regarding any Evaluation Material or Transaction Information (except that the foregoing shall not prohibit Counterparty from contacting such persons in the ordinary course of business).

9. Counterparty understands that if Company determines to pursue a Potential Transaction or similar transaction, it may establish procedures and guidelines (the “Procedures”) for the submission of proposals with respect to a Potential Transaction or similar transaction. Counterparty acknowledges that (a) Company and its Representatives are free to conduct the process relating to the evaluation of a Potential Transaction or similar transaction as Company and its Representatives, in their sole discretion, determine (including, without limitation, conduct of the due diligence process, negotiating with one or more prospective parties and entering into a preliminary or definitive agreement of any type) without prior notice to Counterparty or any other Person; and (b) Company reserves the right, in its sole discretion, to (i) change the Procedures at any time without prior notice to Counterparty or any other Person; (ii) reject any and all proposals made by Counterparty or any of its Representatives with respect to a Potential Transaction; and (iii) suspend or terminate discussions and negotiations with Counterparty at any time and for any reason. Company acknowledges that Counterparty reserves the right, in its sole discretion, to suspend or terminate discussions and negotiations with Company at any time and for any reason.

10. Each party agrees that, except for the matters specifically agreed to in this Agreement, unless and until a definitive agreement regarding a Potential Transaction between Company and Counterparty has been executed, neither party nor its Representatives will be under any legal obligation to the other party or its Representatives with respect to a Potential Transaction by virtue of this Agreement or otherwise. The Disclosing Party may elect at any time by notice to the Receiving Party to terminate further access by the Receiving Party and its

Representatives to, and their review of, Evaluation Material. Upon written request (email being sufficient) following such termination of access, the Receiving Party will, and will direct its Representatives to, return or destroy (at the Receiving Party’s election, with such destruction confirmed in writing, if requested, to the Disclosing Party by an authorized officer of the Receiving Party or its Representative supervising such destruction) all Evaluation Material provided to it by or on behalf of the Disclosing Party and all other Evaluation Material (including, without limitation, all portions of other written material containing or reflecting, or derived from, any information in Evaluation Material (whether prepared by the Receiving Party or its Representatives)), except that the Receiving Party and its Representatives may retain such Evaluation Material in electronic or paper form to the extent required by any applicable law, rule, regulation or legal process, or compliance or document retention policy. Notwithstanding anything to the contrary in this paragraph 10, the Receiving Party and its Representatives will not be required to destroy or erase any electronic copy of any Evaluation Material that is created pursuant to standard electronic backup and archival procedures if (i) personnel whose functions are not primarily information technology in nature do not have access to such retained copies; and (ii) personnel whose functions are primarily information technology in nature have access to such copies only as reasonably necessary for the performance of their information technology duties. No such termination or return or destruction of any Evaluation Material will affect the obligations of either party under this Agreement, which obligations will continue in effect in accordance with the terms of this Agreement until the third anniversary of this Agreement.

11. Each party acknowledges that it is and that its Representatives who are informed as to the matters that are the subject of this Agreement will be made aware that the United States securities laws would place restrictions on any Person who has material non-public information about a company from purchasing or selling securities of such company, or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

12. Counterparty agrees, during the Standstill Period (as defined below), not to, and to cause its controlled Affiliates who have received Evaluation Material not to, and will direct its Representatives acting on its behalf not to, directly or indirectly, unless specifically requested to do so in advance by the Board or except as expressly agreed to in writing by Company with respect to a Potential Transaction:

(a) effect or seek, offer or propose to effect, or publicly announce any intention to effect or cause, or participate in or in any way assist, knowingly facilitate or knowingly encourage any other Person to effect, or publicly seek, offer or propose to effect or participate in:

(i) the acquisition of, or obtaining any economic interest in, any right to direct the voting or disposition of, or any other right with respect to, any securities (whether equity or debt) of Company (or any rights, options or other securities convertible into or exercisable or exchangeable for such securities or any obligations measured by the price or value of any securities of Company, including, without limitation, any swaps or other derivative arrangements (collectively, “Derivative Securities”)), in each case, whether or not any of the foregoing may be acquired or obtained immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of Counterparty) pursuant to any agreement, arrangement or understanding (whether or not in writing) or otherwise and whether or not any of the foregoing would give rise to “beneficial ownership” (as defined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and, in each case, whether or not any of the foregoing is acquired or obtained by means of borrowing of securities, operation of any Derivative Security or otherwise;

(ii) any tender or exchange offer, consolidation, acquisition, merger, joint venture or other business combination involving Company or all or a substantial portion of its assets;

(iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Company;

(iv) any “solicitation” of “proxies” (as such terms are defined in Rule 14a-1 of Regulation 14A promulgated under the Exchange Act, without giving effect to Rule 14a-1(l)(2)(iv)) (including, for this purpose, any nonbinding shareholder referendum or otherwise exempt solicitation pursuant to Rule 14a-2(b)) to vote any securities of Company from any holder of any voting securities of Company; or

(b) effect or seek, offer or propose to effect, or publicly announce any intention to effect, or cause or participate in or in any way assist, knowingly facilitate or knowingly encourage any other Person to effect or seek, offer or propose to effect or participate in, the acquisition of all or a substantial portion of the assets or businesses of Company (or any direct or indirect rights or options to acquire such ownership);

(c) other than solely with its Affiliates, form, join or in any way participate in a “group” (as defined under the Exchange Act) in connection with any securities of Company or otherwise act in concert with any Person in respect of any such securities;

(d) seek to include any item of business on the agenda of any meeting of the stockholders of Company; or

(e) other than with its Representatives, enter into any discussions or arrangements with any Person, or advise, knowingly assist or knowingly encourage, or direct any Person to advise, assist or encourage any other Person, in connection with any of the foregoing.

13. The “Standstill Period” is the period commencing immediately after the execution of this Agreement and ending upon the earliest to occur of: (a) 11:59 p.m., Pacific time, on the date that is one year after the date of this Agreement; (b) the date that any Person has entered into a binding definitive agreement that has been duly approved by Company to acquire more than 50 percent of the outstanding voting securities of Company or assets of Company (including, for the avoidance of doubt, the equity interests in Pluralsight Holdings, LLC) representing more than 50 percent of the consolidated earnings power of Company, whether by merger, tender offer or otherwise (including any merger or similar transaction involving Company in which the stockholders of any Person own, directly or indirectly, 50 percent or more of the combined company); (c) the date that Company files with the Securities and Exchange Commission a Schedule 14D-9 that does not recommend that Company’s stockholders reject a tender or exchange offer commenced by a third Person that, if consummated, would result in such Person’s acquisition of beneficial ownership of more than 50 percent of the outstanding voting securities of Company; (d) Company makes an assignment for the benefit of creditors or commences any material proceeding under any bankruptcy, reorganization, insolvency, dissolution or liquidation law of any jurisdiction; or (e) any such petition is filed or any such proceeding is commenced against Company and either (1) Company by any act indicates its approval thereof, consent thereto or acquiescence therein or (2) such petition, application or proceeding is not dismissed within 30 days. For the avoidance of doubt, paragraph 12 will not restrict Counterparty from (i) making any request or proposal regarding a Potential Transaction directly to the Board on a confidential basis, but only if such proposal would not reasonably be expected to require Company or Counterparty to make a public announcement regarding this Agreement, such proposal, a Potential Transaction or any of the matters described in paragraph 12; (ii) purchasing (or assisting or encouraging any investment funds affiliated with Counterparty from purchasing) up to five percent of Company’s outstanding securities or Derivative Securities in open market transactions or otherwise solely for passive investment purposes; (iii) voting any securities of Company beneficially owned by Counterparty or its Affiliates in any manner and on any matters of proposals voted on by the stockholders of Company; or (iv) tendering or exchanging any such securities in any tender or exchange offer made to stockholders of Company.

14. Counterparty represents and warrants that, as of this Agreement, other than with certain strategic limited partners of Counterparty and the debt financing sources set forth on Exhibit A (all of which agreements, arrangements and understandings with debt financing sources are not exclusive and do not prevent the counterparty from working with other Persons interested in pursuing a potential transaction with Company), no agreement, arrangement or other understanding exists between Counterparty or any of its Affiliates and any third party for such third party to provide equity, debt or any other type of financing to Counterparty or its Affiliates to fund a transaction involving Company.

15. With respect to all information (including Evaluation Material) furnished to the Receiving Party or its Representatives, the Receiving Party understands and agrees that (a) none of the Disclosing Party or its Representatives makes, and none of the Receiving Party or its Representatives is relying on, any representations or warranties, express or implied, as to the accuracy or completeness thereof or otherwise except as set forth in any definitive agreement between the parties; and (b) the Disclosing Party and its Representatives will not have any liability on any basis (including, without limitation, in contract, tort, under federal or state securities laws or otherwise), and neither the Receiving Party nor its Representatives will make any claims whatsoever against the Disclosing Party and its Representatives, with respect to or arising out of the Potential Transaction, the Evaluation Material or for any errors or omissions in the Evaluation Material, except, in each case, as set forth in any definitive agreement between the parties. Only those representations and warranties that may be made in a definitive written agreement with respect to a Potential Transaction, when, as, and if executed, and subject to those limitations and restrictions as may be specified in such agreement, will have any legal effect.

Each party agrees that, if the parties determine to engage in a Potential Transaction, such determination will be based solely on the terms of such definitive written agreement and on such party’s own investigation, analysis, and assessment of the Potential Transaction. Nothing contained in this Agreement or the conveying of Evaluation Material pursuant to this Agreement will be construed as granting or conferring any rights by license or otherwise in any intellectual property. Each party, on behalf of itself and its Representatives, expressly disclaims any duty (express or implied) to update, supplement or correct any Evaluation Material disclosed under this Agreement regardless of the circumstances.

16. If any Evaluation Material includes materials or information that is subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, each party understands and agrees that the parties have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the parties that the sharing of such material is not intended to, and will not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Evaluation Material provided by a party that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege will remain entitled to such protection under these privileges, this Agreement and the joint defense doctrine.

17. This Agreement may be modified only by a separate writing signed by the parties that expressly modifies the applicable provision. The terms of this Agreement may be waived only by a separate writing signed by the parties. It is understood and agreed that no failure or delay by either party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

18. This Agreement is governed by and construed in accordance with the laws of the State of Delaware.

19. Each party irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and its appellate courts (the “Chancery Court”) for any action, suit or proceeding arising out of or relating to this Agreement (and agrees not to commence any action, suit, or proceeding relating thereto except in the Chancery Court). To the extent that the Chancery Court would not have subject matter jurisdiction over any such action, suit or proceeding, each party irrevocably and unconditionally consents to submit to the exclusive jurisdiction of any state or federal court in the State of Delaware (such courts, together with the Chancery Court, the “Chosen Courts”). Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in the Chosen Courts, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any Chosen Court has been brought in an inconvenient forum. The parties agree that a final judgment no longer subject to appeal in any such dispute will be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by law. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

20. Each party acknowledges that (a) it would be irreparably injured by a violation of this Agreement by the other party or its Representatives; and (b) monetary remedies may be inadequate to protect the non-violating party against any actual or threatened violation or continuation of any violation of this Agreement. Without prejudice to any other rights and remedies otherwise available to the non-violating party, each party agrees (i) that the other party may seek equitable relief, including injunctive relief and specific performance, in the other party’s favor without proof of actual damages in the event of the actual or threatened violation of this Agreement; and (ii) to waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy will not be deemed to be the exclusive remedy for a violation of this Agreement but will be in addition to all other remedies available at law or equity to the non-violating party. In the event of litigation relating to this Agreement, if a court of competent jurisdiction makes a final, non-appealable determination that this Agreement has been violated by either party or its Representatives, then the violating party will reimburse the other party for its reasonable out-of-pocket costs and expenses (including, without limitation, reasonable legal fees and expenses) incurred in connection with such litigation.

21. If any term or provision of this Agreement, or any application thereof to any circumstances, is, to any extent and for any reason, held to be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to circumstances other than those to which it is held invalid or unenforceable, will not be affected thereby and will be construed as if such invalid or unenforceable provision had, to such extent, never been contained in this Agreement and each term and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

22. This Agreement will inure to the benefit of and be binding upon each of Company and Counterparty and their respective successors and permitted assigns. Neither party may assign this Agreement without the prior written consent of the other party, and any purported assignment without the consent of the non-assigning party will be void.

23. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.

24. This Agreement, and any amendments to this Agreement, may be executed in one or more textually identical counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each party and delivered to the other party, it being understood that the parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar format, will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version delivered in person.

25. This Agreement also applies to Evaluation Material accessed through either party’s electronic data room. No subsequent acceptance of any license agreement, terms of use, or other similar provisions required for access to such electronic data room shall be deemed to modify or supplement any of the terms or conditions of this Agreement and shall be superseded in their entirety by the understandings and agreements contained in this Agreement.

26. This Agreement also constitutes notice to Counterparty that Company has engaged Wilson Sonsini Goodrich & Rosati, Professional Corporation (“Wilson Sonsini”) as its legal counsel in connection with a Potential Transaction. Counterparty (a) consents to Company’s representation by Wilson Sonsini in connection with this Agreement and a Possible Transaction notwithstanding that Wilson Sonsini may have represented, and may currently or in the future represent, Counterparty with respect to unrelated matters; and (b) waives any actual or alleged conflict or actual or alleged violation of ethical or comparable rules applicable to Wilson Sonsini that may arise from its representation of Company in connection with this Agreement and a Possible Transaction. In addition, Counterparty acknowledges and agrees that (i) the consent and waiver pursuant to this paragraph 26 is voluntary and informed; (ii) it has obtained legal advice with respect to this consent and waiver; (iii) it is aware of the extent of its relationships, if any, with Wilson Sonsini; and (iv) it does not require additional information from Wilson Sonsini in order to understand the nature of this consent. Wilson Sonsini is an express third-party beneficiary of this paragraph 26.

27. Notwithstanding anything to the contrary contained in this Agreement, Company acknowledges and agrees that Counterparty and/or its Affiliates are engaged in the purchase and acquisition of, and investment in, and providing financing to, software and technology-enabled companies. Accordingly, the mere purchase or acquisition of, or investment in, or providing financing to, any other company without otherwise proving that this Agreement has been breached will not be deemed to be a breach of this Agreement. Notwithstanding anything to the contrary provided elsewhere in this Agreement, none of the provisions of this Agreement shall in any way limit the activities of the investment funds managed, advised or controlled by Counterparty and their respective Affiliates (“Vista Affiliates”) in their businesses distinct from the private equity business of the Vista Affiliates, including, without limitation any hedge fund or credit fund associated or affiliated with Counterparty, but only if the Representatives of the Vista Affiliates who are not involved directly in the private equity business of the Vista Affiliates are not acting on behalf, or at the direction, of Representatives of the private equity business of Vista Affiliates or any other Representative of the Vista Affiliates that has received the Evaluation Material (it being understood and agreed that such Vista Affiliates shall not be deemed to be acting on behalf of or at the direction of Representatives of the private equity business of Vista Affiliates solely by reason of the fact that an Investment Professional serves on such Vista Affiliate’s board or governing body or is otherwise affiliated with or employed by such Vista Affiliate).

[Signature page follows.]

If the foregoing correctly sets forth our agreement, please sign and return a copy of this Agreement.

Very truly yours,

PLURALSIGHT, INC.

By:	/s/ Matthew Forkner
Name: Matthew Forkner
Title: Chief Legal Officer

Confirmed and agreed to as of the date first written above:

VISTA EQUITY PARTNERS MANAGEMENT, LLC

By:	/s/ Christina Lema
Name: Christina Lema
Title: General Counsel

[Signature Page to Confidentiality Letter Agreement]

Exhibit A

Ares Capital Management LLC

Golub Capital LLC

Guggenheim Partners Investment Management, LLC

Owl Rock Capital Advisors LLC

Sixth Street Specialty Lending Advisers, LLC

4824-3200-8397.5—10/5/2020 1:40:19 PM